Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-116655, 333-128903, and 333-135244) and in the related Prospectuses, and on Form S-4 (No. 333-146695-1), and on Forms S-8 (Nos. 033-56384-99, 033-56386-99, 033-65790-99, 033-64349-99, 333-13531-99, 333-36598-99, 333-48320-99, 333-48322-99, 333-53633-99, 333-81678-99, 333-81676-99, 333-112378, and 333-134425) of Weatherford International Ltd. of our reports dated February 20, 2008, with respect to the consolidated financial statements and schedule of Weatherford International Ltd., and the effectiveness of internal control over financial reporting of Weatherford International Ltd., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Houston, Texas
February 20, 2008